Execution Version

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

BY AND BETWEEN

RESPONSE GENETICS, INC.,
A DELAWARE CORPORATION

AND

CANCER GENETICS, INC.,
A DELAWARE CORPORATION

DATED AS OF AUGUST 14, 2015

Execution Version

Table of Contents

2

Schedules:

Real Property Leases                             Schedule 1.1(a)
Contracts                                 Schedule 1.1(b)
Included Pharma Receivables                     Schedule 1.1(f)
Included Avoidance Actions                        Schedule 1.1(o)
Excluded Assets                            Schedule 1.2
Unpaid Sick Pay, Vacation and Other Paid Time Off            Schedule 1.3(a)(ii)
Conduct of Business                            Schedule 4.1(b)
Access to Information (Employees - Supervised)            Schedule 4.3(1)
Access to Information (Employees - Unsupervised)            Schedule 4.3(1)
Transfer Employee Credit                        Schedule 4.6(b)
Access to Personnel                            Schedule 4.8

Exhibits:

Sale Order                                Exhibit A
Bid Procedures Order                            Exhibit B
Representation Letter                            Exhibit C
Assignment and Assumption Agreement                Exhibit D
Bill of Sale                                Exhibit E
Intellectual Property Assignments                    Exhibit F
Real Estate Assignment                        Exhibit G
Transitional Services Agreement                    Exhibit H
Assumption of Assumed Liabilities                    Exhibit I

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Execution Version

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 14, 2015 (the “Effective Date”), by and among Response Genetics, Inc., a Delaware corporation (the “Seller”), and Cancer Genetics, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used herein but not defined in the provisions in which they first appear shall have the meanings ascribed to them in Section 8.1(a) hereof.
W I T N E S S E T H:
WHEREAS, Seller is a life science company engaged in the research, development and sale of clinical diagnostic tests for cancer (the “Business”);
WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase the assets of Seller used primarily in the Business, and to assume certain liabilities of Seller associated with the Business, other than the Excluded Liabilities, and Seller desires to sell such assets to Purchaser and to assign such liabilities to Purchaser, all on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of Title 11 of the United States Code (the “Bankruptcy Code”) and other applicable provisions of the Bankruptcy Code (the “Acquisition”);
WHEREAS, Seller filed a voluntary bankruptcy petition (the “Bankruptcy Case”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on August 9, 2015 (the date of such filing, the “Petition Date”);
WHEREAS, it is contemplated that the Bankruptcy Court will approve the Acquisition and that the Assets will be sold to Purchaser free and clear of Encumbrances (other than Permitted Encumbrances) under sections 105, 363, and 365 of the Bankruptcy Code and to the extent provided in the Sale Order, and such Acquisition will include the assumption of the Assumed Contracts by Seller and assignment of the Assumed Contracts to Purchaser under Section 365 of the Bankruptcy Code, all in accordance with and subject to the terms and conditions of this Agreement; and
WHEREAS, Seller and Purchaser entered into that certain asset purchase agreement, dated as of August 9, 2015 (the “Original Asset Purchase Agreement”) and now desire to amend and restate the terms and provisions of the Original Asset Purchase in its entirety in accordance with and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree to amend and restate the Original Asset Purchase Agreement in its entirety as follows:

1.    Purchase and Sale.
1.1    Assets to Be Transferred.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Purchaser, and Purchaser shall purchase and assume from Seller, all of Seller’s right, title and interest in and to all of the following properties, assets, and rights, tangible and intangible (including goodwill) owned, used or held by Seller in the ownership, operation, or conduct of the Business, wherever such properties, assets and rights are located, whether real, personal or mixed, whether accrued, fixed, contingent or otherwise, other than the Excluded Assets, in accordance with Sections 363 and 365 of the Bankruptcy Code (collectively, other than the Excluded Assets, the “Assets”):
(a)    all Real Property Leases listed on Schedule 1.1(a), subject to the provisions of Section 1.8 below regarding Purchaser’s right to add additional Real Property Leases to, and eliminate Real Property Leases from, Schedule 1.1(a) (collectively, as Schedule 1.1(a) may be amended pursuant to Section 1.8, the “Assumed Leases”), including, without limitation, all rights of the tenant thereunder to any leasehold improvements, fixtures, betterments and additions or installations;
(b)    all (i) Contracts listed on Schedule 1.1(b), subject to the provisions of Section 1.8 regarding Purchaser’s right to add additional Contracts to, and eliminate Contracts from, Schedule 1.1(b), and (ii) any other Contract entered into by Seller that are either (xx) short-term Contracts (for a term of 1 year or less) entered into in the Ordinary Course of the Business following the date hereof which provide for aggregate payments by Seller during the term thereof reasonably estimated at $25,000 or less, or (yy) are added by Purchaser to Schedule 1.1(b) pursuant to the provisions of Section 1.8 (collectively, including the Assumed Leases, and as Schedule 1.1(b) may be amended pursuant to Section 1.8, the “Assumed Contracts”);
(c)    all Intellectual Property Assets and all income, royalties, damages and payments due or payable at the Closing or thereafter relating to the Intellectual Property Assets (including damages and payments for past or future infringements or misappropriations thereof);
(d)    all Fixed Assets;
(e)    all Inventory;
(f)    all Accounts Receivable listed on Schedule 1.1(f) (collectively, the “Included Pharma Receivables”);
(g)    all Prepaid Expenses;
(h)    all Security Deposits;

(i)    all Books and Records (to the extent transferable without violating any privacy rights of any Business Employee);
(j)    all e-mail correspondence relating to the operations of the Business except to the extent the transfer of the same (A) would violate any Person’s privacy rights or (B) are subject to any attorney-client, work product or similar privilege with respect to work performed in anticipation of or in connection with the preparation or administration of the Bankruptcy Case;
(k)    to the extent transferable and assignable, all material licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations issued by Governmental Bodies in connection with Seller’s conduct of the Business (collectively, “Permits”);
(l)    all Equipment;
(m)    all telephone numbers, addresses (including electronic mail addresses) used by Seller in connection with the Business;
(n)    all goodwill to the extent relating to the Assets and/or the Business;
(o)    all rights to causes of action, lawsuits, judgments and Claims of any nature available to Seller (whether or not such cause of action, lawsuit, judgment or Claim is being pursued) arising out of, or relating to any Asset, including any cause of action, lawsuit, judgment, or Claim against a counterparty to an Assumed Contract, whether arising by way of counterclaim, set off, or rights of self-help under the Assumed Leases, the Assumed Contracts or otherwise, including all rights and claims of Seller arising under chapter 5 of the Bankruptcy Code against those Persons listed on Schedule 1.1(o) hereto (collectively, the “Included Avoidance Actions”), and including any and all proceeds of the foregoing; and
(p)    all advertising, marketing and promotional materials and all other printed or written materials.
1.2    Excluded Assets.
Notwithstanding anything to the contrary contained in Section 1.1, the Assets shall exclude, without limitation, the following assets, properties and rights of Seller (collectively, the “Excluded Assets”), all of which Excluded Assets shall be retained by Seller:
(a)    any cash, bank deposits and cash equivalents (excluding, in each case, Security Deposits);
(b)    any assets, rights, claims, and interests expressly excluded pursuant to the provisions of Section 1.1 above;

(c)    all leases, subleases, licenses or other agreements under which any Seller uses or occupies or has the right to use or occupy, now or in the future, any real property which is not the subject of an Assumed Lease;
(d)    all fixed assets and Books and Records to the extent specifically identifiable to the ownership, business or conduct of any Excluded Asset or any real property which is not the subject of an Assumed Lease;
(e)    any capital stock or membership interests in other Persons held by Seller;
(f)    all Contracts (including Real Property Leases) other than those listed on Schedule 1.1(a) or 1.1(b) (subject to the provisions of Section 1.8) or included in the Intellectual Property Assets;
(g)    Seller’s rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof;
(h)    other than Security Deposits, any letters of credit or similar financial accommodations issued to any third party(ies) for the account of Seller and all collateral or security of any kind posted with or held by any such third party in connection therewith;
(i)     all deposits and prepaid amounts of Seller held by or paid to third parties in connection with any Excluded Asset (including, without limitation, any deposits made by Seller with a utility pursuant to Section 366 of the Bankruptcy Code);
(j)    any real property or tangible or intangible personal property held by Seller pursuant to a lease, license or other Contract to the extent that the associated lease, license or other Contract is not among the Assets;
(k)    all rights, claims, credits and rebates of or with respect to (i) income Taxes that were paid or will be paid (whether prior to or after the Closing), and (ii) any taxes, assessments or similar charges paid by or on behalf of any Seller to the extent applicable to any period prior to the Closing;
(l)    all assets of Seller’s Benefit Plans;
(m)    insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not an Assumed Contract, (B) any item of tangible or intangible property that is not an Asset or (C) Seller’s directors and officers liability insurance policies and any “tail” policies Seller may obtain with respect to such policies;
(n)    any Real Property Lease or other Contract which is not assumable and assignable as a matter of applicable law (including, without limitation, any with respect to which any consent requirement in favor of the counter-party thereto may not be overridden pursuant to Section 365 of the Bankruptcy Code);

(o)    all securities, whether capital stock or debt, of Seller;
(p)    tax records, minute books, stock transfer books and corporate seals of Seller, except to the extent relating to the Assets or Assumed Liabilities;
(q)    any intercompany claims, obligations, and receivables between or among Seller and any Affiliate of Seller;
(r)    except to the extent such is an Asset or relates to the Assets or Assumed Liabilities, any writing or other item (including, without limitation, email correspondence) that (A) if transferred would violate any Person’s privacy rights or (B) are subject to any attorney-client, work product or similar privilege with respect to work performed in anticipation of or in connection with the preparation or administration of the Bankruptcy Case;
(s)    other than the Included Avoidance Actions, all of the rights and claims of Seller for preference or avoidance actions available to the Seller under the Bankruptcy Code, of whatever kind or nature, including, without limitation, those set forth in Sections 544 through 551 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing;
(t)    except to the extent such are Included Avoidance Actions or arise under any Contracts that are Assets, all rights, claims and causes of action of Seller against officers, directors, members, principals, agents, and representatives of such Seller (whether current or former);
(u)    the Non-Pharma Receivables; and
(v)    those other assets of Seller, if any, listed on Schedule 1.2 attached hereto and incorporated herein by this reference.
1.3    Liabilities.
(a)    Upon the terms and subject to the conditions hereof, as of the Closing, Purchaser shall assume from Seller solely the following Liabilities (collectively, the “Assumed Liabilities”):
(i)    Liabilities arising under the Assumed Contracts (subject to the provisions of Section 1.8 hereof) and the Assumed Leases (subject to the provisions of Section 1.8 hereof) with respect to Purchaser’s performance thereunder after the Closing Date;
(ii)    only unpaid sick pay, vacation and other paid time off owing by Seller as of the Closing with respect to any Transferred Employee to the extent set forth on Schedule 1.3(a)(ii);

(iii)    trade accounts payable owing to third parties as of the Closing Date to the extent such trade accounts payable are both (i) incurred by Seller in the Ordinary Course of Business between the Petition Date and the Closing and (ii) reasonably allocable to the Included Pharma Receivables or to goods and services provided during such period as will inure to the benefit of the post-Closing operation of the Business (collectively, the “Included Payables”); and
(iv)    an amount equal to 50% of all Cure Costs payable in connection with the Assumed Leases and Assumed Contracts (as the same may be modified pursuant to Section 1.8 hereof), up to a maximum of $150,000.00; provided, however, to the extent Purchaser’s designation for inclusion of a Real Property Lease or Contract in the Assumed Leases and/or Assumed Contracts pursuant to Section 1.8 hereof that is not among the Assumed Leases or Assumed Contracts as of the date the Schedules hereto are mutually approved and agreed to by the parties causes the aggregate amount of Cure Costs to exceed $300,000.00, Purchaser shall bear and pay the full amount of such excess (any such excess amounts, “Purchaser Exclusive Cures”).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges and agrees that Purchaser will not assume any Liability of Seller, other than the Assumed Liabilities. In furtherance, and not in limitation, of the foregoing, except for the Assumed Liabilities, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, and Seller shall retain any debt, Claim, obligation or other Liability of Seller whatsoever, including the following (collectively, the “Excluded Liabilities”):
(i)    all Liabilities which are not Assumed Liabilities;
(ii)    all Liabilities with respect to any Excluded Assets;
(iii)    all Liabilities with respect to the performance after the Closing Date of the Assumed Contracts and Assumed Leases to the extent such Liabilities arise from a breach of contract or Law or any other conduct by Seller or its Affiliates or their respective representatives prior to Closing;
(iv)    all Liabilities with respect to any and all indebtedness of any Seller for borrowed money not included in the Assumed Liabilities;
(v)    all Claims, penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller or any of its Affiliates of any Law prior to the Closing;
(vi)    all Claims, penalties, fines, settlements, interest, costs and expenses relating to any regulatory matters or improper billing with respect to the Business arising out of events, actions or omissions occurring prior to the Closing or otherwise relating to any period prior to Closing;

(vii)    all Liabilities for Taxes arising out of or attributable to the operation of the Business prior to the Closing;
(viii)    all Liabilities under the WARN Act;
(ix)    an amount equal to 50% of all Cure Costs payable in connection with the Assumed Leases and Assumed Contracts, up to a maximum of $150,000.00, which amount Seller hereby agrees to bear and pay in connection with the assumption and assignment of the Assumed Contracts and Assumed Leases pursuant to this Agreement;
(x)    all Liabilities for fees and expenses (i) relating to the negotiation and preparation of this Agreement and the other agreements contemplated hereby and (ii) relating to the transactions contemplated hereby and thereby, in each case, to the extent incurred by Seller or any of its Affiliates; and
(xi)    other than the Included Payables, all trade accounts payable of Seller or in connection with the Business arising out of or in respect of any period prior to Closing.
1.4    Purchase Price; Deposit; and Allocation of Purchase Price.
(a)    The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Seller’s right, title and interest in, to and under the Assets shall consist of:
(i)    cash in the amount of $7,000,000 (the “Cash Consideration”);
(ii)    788,584 shares of common stock of Purchaser, par value $0.0001 per share (the “Stock Consideration”) at a price per share equal to $8.8767; and
(iii)    the assumption of the Assumed Liabilities.
(b)    Purchaser has deposited into an escrow (the “Escrow”) with Pachulski Stang Ziehl & Jones LLP (the “Escrow Holder”) an amount equal to $500,000.00 (the “Initial Deposit”) in immediately available, good funds (funds delivered in this manner are referred to herein as “Good Funds”). In turn, the Escrow Holder has deposited the Initial Deposit into a client trust account. Within two (2) Business Days after the agreement by Purchaser and Seller in writing upon the form and substance of all Schedules and Exhibits as contemplated by Section 7.1(h), Purchaser shall deposit an additional $500,000.00 in Good Funds into the Escrow (the “Additional Deposit” and, along with the Initial Deposit, the “Deposit”). Upon entry of an order in the Bankruptcy Case approving Seller’s application to employ BDO, $120,000 of the Deposit may be removed from the escrow and paid by the Escrow Holder to BDO to pay, in advance, the fees charged by BDO in connection with (i) BDO’s review of the Quarterly Financial Statements, (ii) the granting of BDO’s consent contemplated by Section 5.10(a) hereof, and (iii) the performance of the other services to be performed by BDO in connection with the satisfaction of the condition set forth in Section 5.10 (b) below (the “BDO Fees”). The amount of the Deposit remaining in Escrow, together with any interest accrued thereon, shall become nonrefundable and shall be disbursed to Seller to be retained by Seller for its own account upon the termination of the transactions contemplated by this Agreement by reason of Purchaser’s default pursuant to Section 7.1(d) hereof, but not for any other reason. At the Closing, the amount of the Deposit remaining in Escrow (and any interest accrued thereon) shall be credited and applied toward payment of the Cash Consideration. If the transactions contemplated herein terminate pursuant to Section 7.1 (other than pursuant to Section 7.1(d)), the Escrow Holder shall return to Purchaser the amount of the Deposit remaining in Escrow (together with all interest accrued thereon). If the transactions contemplated herein terminate pursuant to Section 7.1(d), the Escrow Holder shall disburse to Seller the amount of the Deposit remaining in Escrow (together with all interest accrued thereon).
(c)    At the Closing, Purchaser shall satisfy the Purchase Price by:
(i)    instructing the Escrow Holder to disburse the amount of the Deposit remaining in Escrow, together with all interest accrued thereon, to Seller;
(ii)    paying to Seller Good Funds in an amount equal to (i) the Cash Consideration, minus (ii) the amount of the Deposit remaining in Escrow (together with all interest accrued thereon), minus (iii) the aggregate amount of all Damage or Destruction Losses, if any, determined pursuant to Section 4.15, minus (iv) the net amount, if any, payable by Seller pursuant to Section 1.9 below, plus (v) the net amount, if any, payable by Purchaser pursuant to Section 1.9 below ; and
(iii)    issuing and delivering to SWK Funding LLC, a Delaware limited liability company (“SWK”), Swiftcurrent Partners LP (“Swiftcurrent LP”) and Swiftcurrent Offshore Master Ltd. (“Swiftcurrent Master”), the Stock Consideration registered in the names of SWK, Swiftcurrent LP and Swiftcurrent Master, respectively, in accordance with the Stock Registration Instructions.
(d)    Purchaser shall prepare a proposed allocation of the Purchase Price (and all other capitalized costs) among the Assets for U.S. federal, state, local and foreign income and franchise Tax purposes, including (i) the Assumed Liabilities to the extent such Liabilities are required to be treated as part of the purchase price for Tax purposes and (ii) allocation of the Cash Consideration and Stock Consideration; provided that all such allocations shall be made in accordance with Section 1060 of the Code. No later than one hundred twenty (120) days following the Closing Date, Purchaser shall deliver such allocation to Seller for Seller’s review and approval, which approval Seller shall not unreasonably withhold. Upon Seller’s approval of the proposed allocation prepared by Purchaser, Purchaser and Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation prepared by Purchaser. Neither Purchaser nor Seller shall take any tax position (whether in audits,

Tax Returns or otherwise) with respect to the mutually approved allocation which is inconsistent with such allocation, unless (and then only to the extent) required by a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of all doubt, in the event that Seller and Purchaser are not able to agree upon an allocation of the Purchase Price pursuant to this Section 1.4(d) within thirty (30) days following Purchaser’s delivery of the proposed allocation to Seller pursuant to this Section 1.4(d), Purchaser and Seller shall each have the right to report, act and file Tax Returns based upon such separate and independent allocations as they may deem appropriate.
1.5    Closing.
Subject to the terms and conditions of this Agreement and the Sale Order, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Pachulski Stang Ziehl & Jones LLP located in Wilmington, Delaware, at 10:00 a.m., Eastern Time, no later than the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties hereto set forth in Section 5 and 6 hereof (other than those conditions which by their nature can only be satisfied at the Closing), or at such other place, at such other time, on such other date or in such other manner as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
1.6    Closing Deliveries by Seller.
At the Closing, unless otherwise waived in writing by Purchaser, Seller shall deliver or cause to be delivered to Purchaser:
(a)    A duly executed Bill of Sale to transfer the Assets to Purchaser;
(b)    A duly executed counterpart of the Assignment and Assumption Agreement;
(c)    A duly executed counterpart of the Real Estate Assignment;
(d)    Duly executed counterparts of the Intellectual Property Assignments;
(e)    A duly executed counterpart of the Transitional Services Agreement substantially in the form attached hereto as Exhibit H;
(f)    The certificates required by Sections 5.1(c) and 5.2; and
(g)    Such other documents, notices, items and certificates as Purchaser may reasonably require (in each case to the extent not inconsistent with the other terms, provisions and limitations set forth herein and which do not impose any additional monetary obligations on Seller not imposed by the other provisions of this Agreement or otherwise materially increase the burdens imposed upon Seller pursuant to the other provisions of this Agreement) in order to consummate the transactions contemplated hereunder; provided, however, nothing in this Section 1.6(g) shall be construed as entitling Seller to refuse to review or respond to additional documents submitted to Seller in accordance with this provision on the basis that such review and response will entail monetary obligations to Seller’s counsel or other professionals.
1.7    Closing Deliveries by Purchaser.
At the Closing, unless otherwise waived in writing by Seller, Purchaser shall deliver or cause to be delivered to Seller:
(a)    An amount equal to the Cash Consideration, by wire transfer of immediately available funds to an account (or accounts) designated in writing by Seller at least two (2) Business Days prior to the Closing Date;
(b)    A duly executed counterpart of the Assignment and Assumption Agreement;
(c)    A duly executed counterpart of the Real Estate Assignment;
(d)    A duly executed counterpart of the Intellectual Property Assignment;
(e)    An Assumption of Assumed Liabilities, substantially in the form attached hereto as Exhibit I;
(f)    The certificates required by Sections 6.1(c) and 6.2; and
(g)    Such other documents, notices, items and certificates as Seller may reasonably require (in each case to the extent not inconsistent with the other terms, provisions and limitations set forth herein and which do not impose any additional monetary obligations on Purchaser not imposed by the other provisions of this Agreement or otherwise materially increase the burdens imposed upon Purchaser pursuant to the other provisions of this Agreement) in order to consummate the transactions contemplated hereunder; provided, however, nothing in this Section 1.7(g) shall be construed as entitling Purchaser to refuse to review or respond to additional documents submitted to Purchaser in accordance with this provision on the basis that such review and response will entail monetary obligations to Purchaser’s counsel or other professionals.
1.8    Assumed Contracts and Leases.
(a)    Prior to the Closing Date, Seller shall notify Purchaser in writing promptly of any entry by Seller into any new Contract, including with such notice a copy of such Contract.
(b)    During the period from the Effective Date until the Closing, Seller shall not, without first obtaining Purchaser’s written consent, reject or seek to assume or reject any Contract or Real Property Lease.

(c)    Purchaser may, from time to time prior to and after the Closing, add to Schedule 1.1(a) or 1.1(b), as the case may be, any Contract, upon one (1) Business Day’s written notice to Seller, and, upon providing such notice, such Contract shall be deemed to be added to Schedule 1.1(a) or 1.1(b), as the case may be, and Seller shall promptly deliver an updated Schedule 1.1(a) or 1.1(b) to Purchaser; provided, however, for the avoidance of doubt, Purchaser hereby acknowledges that nothing in this Section 1.8(c) shall be deemed to limit or affect Seller’s right post-Closing to convert, dismiss or otherwise close the Bankruptcy Case. Additionally, prior to the sale auction conducted by Seller pursuant to the Bid Procedures Order, Purchaser may, from time to time, delete from Schedule 1.1(a) or 1.1(b) any Contract, upon one (1) Business Day’s written notice to Seller, and, upon providing such notice, such Contract shall be deemed to be deleted from Schedule 1.1(a) or 1.1(b), as the case may be, and Seller shall promptly deliver an updated Schedule 1.1(a) or 1.1(b) to Purchaser. At the Closing, so long as adequate assurance of future performance thereof by Purchaser has been demonstrated to the Bankruptcy Court’s satisfaction and Purchaser has paid its portion of any Cure Cost with respect thereto and, if applicable, any Purchaser Exclusive Costs, in each case, pursuant to Section 1.3 above, Seller shall assign, transfer, convey and deliver (or cause to be assigned, transferred, conveyed and delivered) to Purchaser, and Purchaser shall assume from Seller, all of Seller’s right, title and interest in and to all Contracts listed on Schedule 1.1(a) and 1.1(b) (as each such schedule is amended in accordance with the provisions hereof); provided, however, Purchaser acknowledges that, while Seller shall use commercially reasonable efforts to cause the same to be assumed and assigned to Purchaser at the Closing, Seller’s assumption and assignment of any Contract added to either Schedule 1.1(a) or 1.1(b) after the date which is twenty-two (22) days prior to the Sale Hearing shall not be a condition to Purchaser’s obligation to consummate the transactions contemplated herein.
(d)    Seller shall provide timely and proper notice to all parties to Assumed Contracts and Assumed Leases, including any Contract designated for assumption, pursuant to the Bid Procedures Order, and Purchaser shall provide Seller with evidence of adequate assurance of future performance consistent with section 365 of the Bankruptcy Code. Seller shall take all other commercially reasonable actions necessary to cause such Assumed Contracts to be assumed by Seller and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code.
(e)    Upon the occurrence of the Closing, any Contract not designated as an Assumed Contract or Assumed Lease, including pursuant to Section 1.8(d), shall, unless otherwise an Asset, be deemed to be an Excluded Asset; provided that, any such Contract shall be subject to assumption by Seller and assignment to Purchaser pursuant to Section 4.16, and Seller shall provide not less than five (5) days’ written notice to Purchaser prior to rejecting any such Contract.
1.9    Proration.
Current rent, current real and personal property taxes, prepaid advertising, utilities and other items of expense (including, without limitation, any prepaid insurance,

maintenance, tax or common area or like payments under the Assumed Leases or Assumed Contracts, or any of them) and relating to or attributable to the Assets shall be prorated between Seller and Purchaser as of the Closing Date. All liabilities and obligations due in respect of periods prior to or as of the Closing Date shall be paid in full or otherwise satisfied by Seller and all liabilities and obligations due in respect of periods after the Closing Date shall be paid in full or otherwise satisfied by Purchaser. Rent shall be prorated on the basis of a thirty (30) day month. For the avoidance of doubt, (i) Security Deposits shall not be subject to the provisions of this Section 1.9, and (ii) this Section 1.9 shall be subject to the provisions of Sections 1.3(a)(iii) and 1.3(b)(ix) with respect to the parties’ respective responsibility for Cure Costs.
2.    Representations and Warranties of Seller.
The disclosure in any section or subsection of the Seller disclosure schedule provided by Seller to Purchaser on the date hereof (the “Seller Disclosure Schedule”) shall qualify other sections and subsections in this Section 2 only to the extent that disclosure in one subsection of the Seller Disclosure Schedule is specifically referred to in another subsection of the Seller Disclosure Schedule by appropriate cross-reference or except to the extent that the relevance of a disclosure in one subsection of the Seller Disclosure Schedule to another subsection of the Seller Disclosure Schedule is reasonably apparent on its face. Except as set forth in the Seller Disclosure Schedule or as disclosed in any Seller SEC Reports filed or furnished since January 1, 2014 and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), Seller hereby represents and warrants to Purchaser as follows:
2.1    Organization and Qualification; Authority.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
(b)    (i) Seller has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents, and, subject to entry of the Sale Order, to carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and (i) subject to the entry of the Sale Order, the execution and delivery of this Agreement and the Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Seller. This Agreement has been duly executed and delivered by Seller. Subject to entry of the Sale Order, this Agreement constitutes, or will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
(c)    Seller has made available to Purchaser copies of the Seller Charter and Seller Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Seller have been commenced. Seller is not in violation of the Seller Charter and Seller Bylaws in any material respect.
2.2    No Conflict; Required Filings and Consents.
(a)    The execution and delivery by Seller of this Agreement and the Transaction Documents do not, and, subject to entry of the Sale Order, the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate Seller Charter or Seller Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 2.2 have been obtained and all filings and obligations described in subsection (b) of this Section 2.2 have been made, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound, (iii) except as set forth in Section 2.2(a) of the Seller Disclosure Schedule, require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which Seller) under, or result in the triggering of any payments pursuant to (A) any Contract to which Seller is a party or by which it or any of its properties or assets may be bound or (B) any Permit affecting, or relating in any way to, the assets or business of Seller or (iv) result in the creation or imposition of any Lien or other encumbrance (except for Permitted Liens) on any property or asset of Seller except, with respect to clauses (ii), (iii) and (iv) such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would either (xx) not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (yy) be removed or rendered unnecessary by the effect of the Sale Order at Closing.
(b)    The execution and delivery by Seller of this Agreement and the Transaction Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Body, except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) any filings required under the rules and regulations of the NASDAQ Stock Market (“NASDAQ”), to the extent applicable to Seller notwithstanding that it has been de-listed by NASDAQ, (iii) the filing of customary applications and notices, as applicable, with the FDA, the MHRA or EMEA, or pursuant to CLIA and (iv) any registration, filing or notification required pursuant to state securities or blue sky laws, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.3    Company Products; Permits.
(a)    Seller is in possession of all Permits necessary for it to own, lease and operate its properties or to carry on their business as it is now being conducted, except in each case, where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are valid and in full force and effect, Seller has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to Seller’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Section 2.3(b) of the Seller Disclosure Schedule, Seller is not the subject of any administrative, civil or criminal action or, to the Seller’s knowledge, investigation alleging violations of any Law of any health care program funded by any Governmental Body nor are there any reasonable grounds to anticipate the commencement of any such action or investigation. Neither Seller nor any Company Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the Ordinary Course of Business) by any Governmental Body involving alleged noncompliance with any Law of any health care program funded by any Governmental Body and, to the knowledge of Seller there are no grounds to reasonably anticipate any such investigation or audit in the foreseeable future.
(c)    Neither Seller, nor to the knowledge of Seller, any agent, representative or contractor of Seller, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind in return for the purchasing or ordering of, or recommending the purchasing or ordering of, any Company Product in violation of any applicable anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback law.
(d)    Neither Seller, nor to the knowledge of Seller, any agent, representative or contractor of Seller, has knowingly submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Law relating to false claims or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.
2.4    SEC Filings.
Except as otherwise provided in Section 2.4 of the Seller Disclosure Schedule, Seller has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014, including any amendments thereto, the “Seller SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Seller SEC Reports complied, and each of the Seller SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Seller SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Seller SEC Report has been amended or superseded by a later Seller SEC Report filed prior to the date hereof.
2.5    Absence of Litigation.
Except as set forth in Section 2.5 of the Seller Disclosure Schedule, to Seller’s knowledge, there are no Claims pending or, to the knowledge of Seller, threatened against Seller or by Seller, (a) relating to or affecting the Business, the Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the consummation by Seller of the transactions contemplated by this Agreement. To Seller’s knowledge, there are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Assets or the Assumed Liabilities.
2.6    Compliance with Laws.
Except as set forth in Section 2.6 of the Seller Disclosure Schedule, Seller is in compliance in all material respects with all Laws (including health care Laws) applicable to the Business or the Assets. To Seller’s knowledge, Seller has not received any material written notice of or been charged with the material breach or violation of any Laws (including health care Laws) applicable to the Business or Assets. There are no investigations pending or, to the knowledge of the Company, threatened against Seller regarding the possible material breach or violation of any Laws (including health care Laws) applicable to the Business or the Assets.
2.7    Labor and Employment Matters.
(a)    There are no material labor grievances pending or, to the knowledge of Seller, threatened between Seller, on the one hand, and any of its employees or former employees, on the other hand; and (ii) Seller is not a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed Seller, nor, to the knowledge of Seller, are there any current activities or proceedings of any labor union to organize any such employees. Seller has not received written notice of any pending charge by any Governmental Body of (i) any alleged unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) any alleged Occupational Safety and Health Act violations; (iii) any alleged wage or hour violations; (iv) any alleged discriminatory acts or practices in connection with employment matters; or (v) any claims by any Governmental Body that Seller has failed to comply with any material Law relating to employment or labor matters. Seller is not currently and has not been the subject of any actual or, to the knowledge of Seller, threatened “whistleblower” or similar claims by past or current employees or any other persons.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller is currently in compliance with all Laws relating to employment, including those related to classification (for purposes of exempt or non-exempt from applicable wage and overtime wage Laws, or as an employee or independent contractor) wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body all amounts required to be withheld from Seller employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.
(c)    Except as otherwise set forth in Section 2.7(c) of the Seller Disclosure Schedule, (i) all contracts of employment to which Seller is a party are terminable by Seller on three months’ or less notice without penalty; (ii) there are no established severance practices, plans or policies of Seller, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) Seller has no outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement; and (iv) there is no term of employment applicable to any employee of Seller which shall entitle that employee to treat the consummation of the Acquisition as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
(d)    Section 2.7(d) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of Seller’s employees and such employee’s job title, bonus for the most recently completed fiscal year, classification as exempt or non-exempt, base rate of compensation and, as of August 9, 2015, accrued leave or vacation. Since August 9, 2015, Seller has not increased the base rate of compensation for any such employee.
(e)    Section 2.7(e) of the Seller Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof. Except as set forth in Section 2.7(e) of the Seller Disclosure Schedule, as of the date hereof, no officer or employee of Seller has provided to any Person referenced in the definition of “Knowledge of Seller” written notice of any intention to terminate his or her employment with Seller, nor, to the Knowledge of Seller, has any officer or employee provided such notice to Seller.
(f)    Except as set forth in Section 2.7(f) of the Seller Disclosure Schedule or as set forth in this Agreement, neither the execution of this Agreement nor the consummation or approval of the transactions contemplated herein will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any current or former employee, or current or former independent contractor, of Seller, (ii) increase any payments or benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan.
(g)    Section 2.7(g) of the Company Disclosure Schedule sets forth a list of the Business Employees who, as of the date hereof, have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Purchaser.
(h)    Section 2.7(h) of the Seller Disclosure Schedule sets forth (i) a list of all independent contractors of Seller and (ii) the agreements between Seller and such independent contractor.
2.8    Intellectual Property.
(a)    Except as set forth in Section 2.8(a) of the Seller Disclosure Letter, Seller owns or licenses, and has the right to use, all Intellectual Property necessary to conduct the Business as presently conducted and as proposed to be conducted (including the future sale of products currently under clinical development) (collectively, the “Seller Intellectual Property”) the absence of which would be reasonably likely to result in a Material Adverse Effect. Except as set forth on Section 2.8(a) of the Seller Disclosure Schedule, Seller has sufficient right and license under the Seller Intellectual Property to exclusively commercialize the Company Products in each jurisdiction in which Seller markets or proposes to market such Company Products.
(b)    Section 2.8(b) of the Seller Disclosure Schedule sets forth with respect to all Intellectual Property owned or licensed by Seller which is registered with any Governmental body or for which an application has been filed with any Governmental Body (the “Seller Registered Intellectual Property”): (i) the registration or application number, the date filed and the title, if applicable, of the registration or application; and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.8(b) of the Seller Disclosure Schedule identifies and provides a brief description of any unregistered trademarks or inventions comprising Company Intellectual Property as of the date hereof: (xx) for which an application has not been filed with any Governmental Body, and (yy) the absence of which is likely to have a Material Adverse Effect. Except as disclosed in Section 2.8(b) of the Seller Disclosure Schedule, Seller is the exclusive owner or exclusive licensee of; or has an exclusive field of use to the Seller Intellectual Property free and clear (subject to entry of the Sale Order) of any liens or encumbrances.
(c)    Section 2.8(c) of the Seller Disclosure Schedule identifies each Contract currently in effect that: (i) contains a grant of any right or license to any third party under any Seller Intellectual Property; or (ii) contains a grant to the Company of any right or license under any Seller Intellectual Property owned by a third party that either: (a) is material to the Company; or (b) imposes any ongoing, or has imposed in the past, royalty or payment obligations in excess of $25,000 per annum.

(d)    To the Seller’s knowledge, all Seller Registered Intellectual Property is valid, enforceable, and subsisting. As of the Closing Date, and except as set forth on Section 2.8(b) of the Seller Disclosure Schedule, all necessary registration, maintenance and renewal fees having a non-extendible deadline within two months after the Closing Date have been paid with respect to such Seller Registered Intellectual Property and, further, that, except where the failure to file the same would not reasonably be expected to have a Material Adverse Effect, all necessary documents and certificates with respect to such Seller Registered Intellectual Property have been filed with the relevant Governmental Bodies.
(e)    To Seller’s knowledge, except as set forth in Section 2.8(e) of the Seller Disclosure Schedule, Seller is not, and will not as a result of the consummation of the transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Seller Intellectual Property, or any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property”).
(f)    To Seller’s knowledge, Seller has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property. Except as set forth in Section 2.8(f) of the Seller Disclosure Schedule, since January 1, 2012 Seller has not received (i) any actual notice or other actual communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property; or (ii) any actual notice in writing offering to license the Company any such rights. To Seller’s knowledge, except as set forth on Section 2.8(f) of the Seller Disclosure Schedule, the business of Seller, as currently conducted and proposed to be conducted (including the future commercialization of products currently under development), does not and would not infringe, violate, or constitute a misappropriation of any Third Party Intellectual Property.
(g)    To the knowledge of the Seller, and except as set forth in Section 2.8(g) of the Seller Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Seller Intellectual Property.
2.9    Taxes.
(a)    Except as set forth in Section 2.9(a) of the Seller Disclosure Schedule, Seller has timely filed or caused to be filed all Tax Returns required to be filed by applicable Law with respect to Seller or any of its income, properties or operations; and has paid all Taxes shown thereon as owing, except in each case where the failure to file Tax Returns or to pay Taxes would not have, or would not reasonably be expected to result in, a Material Adverse Effect.
(b)    Seller has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in its financial statements for the payment of all material Taxes for which Seller may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
(c)    To the Seller’s knowledge, except as set forth in Section 2.9 of the Seller Disclosure Schedule, Seller has not received any written claim or assessment against Seller for any material deficiency in Taxes, and to the knowledge of Seller there is no outstanding audit or investigation with respect to any liability of Seller for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which Seller may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.
(d)    Except as set forth in Section 2.9 of the Seller Disclosure Schedule, to Seller’s knowledge, no written claim that remains unresolved has been made by any Governmental Body in a jurisdiction where Seller has not filed Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
(e)    Seller has not engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
(f)    Seller has withheld from payments to its employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).
(g)    Neither Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (B) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(h)    Neither Seller nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(i)    Neither Seller nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.
(j)    Seller has not been either a "distributing corporation" or a "controlled corporation" in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(k)    Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
2.10    Real Property; Assets.
(a)    Section 2.10(a) of the Seller Disclosure Schedule sets forth the address of each material parcel of leasehold or subleasehold estates and other material rights to use or occupy any land or improvements held by or for Seller (the “Leased Real Property”) as of the date hereof. True and complete copies of all leases and such other documents relating to the Leased Real Property (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) (the “Real Property Leases”) have been made available by Seller to Purchaser. As of the Effective Date, except for matters (xx) set forth in Section 2.10(a) of the Seller Disclosure Schedule, or (yy) circumstances which would not reasonably be expected to result in a Material Adverse Effect, (i) the Leases are in full force and effect in accordance with their terms, (ii) Seller is not in default of any of its obligations under the Leases and (iii) to Seller’s knowledge, the landlords under the Leases are not in default of the landlords' obligations under the Leases. At the Closing, the premises to be conveyed or leased by Purchaser following the Closing pursuant to the Leases shall be free and clear of all subtenants and occupants other than Purchaser’s employees.
(b)    Seller has a valid leasehold interest in (other than those that have expired or been terminated by operation of their terms since the date hereof), as the case may be, the Leased Real Property. Seller owns no real property.
(c)    Seller has good and valid title to all of its material properties, interests in properties and assets, real and personal, reflected on the most recent Seller SEC Report or acquired since the date of the most recent Seller SEC Report, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens.
(d)    Except as to such items as would not reasonably be expected to result in a Material Adverse Effect, all personal property and equipment owned (including Inventory and Equipment), leased or otherwise used by Seller (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.
2.11    Contracts.
(a)    Seller has made available to Purchaser, or has filed as an exhibit to a Seller SEC Report, a complete unredacted and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Seller SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC. Except for this Agreement and except as listed on Section 2.12(a) of the Seller Disclosure Schedule, Seller is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Seller that materially restrict the ability of Seller (or which, following the consummation of the Acquisition, would materially restrict the ability of Purchaser) to compete in any business or geographic area that is material to Seller as of the date hereof, except for any such Contract that may be canceled without penalty by Seller upon notice of sixty (60) days or less; or (iii) that would prevent, materially delay or materially impede Seller’s ability to consummate the transactions contemplated by this Agreement.
(b)    Each of the Assumed Contracts is in full force and effect and is a valid and binding obligation of the Seller and, to Seller’s knowledge, the other parties thereto, in accordance with its terms and conditions, in each case subject to the terms of the Sale Order. Seller has made available to Purchaser true and complete copies of each Assumed Contract. To Seller’s knowledge, except as set forth in Section 2.11(b) of the Seller Disclosure Schedule, there is no material default under any of the Assumed Contracts by Seller (that will not be cured by compliance with the Sale Order at Closing, including, without limitation, payment of any Cure Costs the parties are required to pay pursuant to this Agreement) or, to the knowledge of Seller, by any other party thereto, and Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Seller under any Assumed Contract. Subject only to the satisfaction of the Cure Costs applicable to the Assumed Contracts and the entry of the Sale Order, subject to any consent requirements therein that survive application of the provisions of Section 365 of the Bankruptcy Code pursuant to the Sale Order, each Assumed Contract may be assumed by Seller and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code.
2.12    Sufficiency of Assets.
The Assets and the Assumed Contracts as constituted on the date hereof (i) constitute all of the privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located that are material or necessary for the continued conduct of the Business following the Closing as conducted as of the date hereof, except for any of the foregoing, the absence of which would not reasonably be expected to have a Material Adverse Effect, and (ii) are sufficient to operate the Business following the Closing in substantially the same manner as conducted as of the Effective Date. Other than as disclosed on Schedule 1.1(a) (as amended from time to time in accordance with the terms of this Agreement) and Schedule 1.1(b) (as amended from time to time in accordance with the terms of this Agreement), to the Seller’s knowledge, there is no outstanding material Contract to which any Seller is a party that primarily relates to the Business or is otherwise material to the operation of the Business following the Closing in substantially the same manner as conducted as of the date hereof. No right, title, or interests in or to any assets used or held for use in connection with the Business are owned by any Subsidiary of Seller.
3.    Representations and Warranties of Purchaser.
Purchaser represents and warrants to Seller as follows:
3.1    Due Incorporation and Authority.
Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite entity power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite entity action on the part of Purchaser and no other entity proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser.
3.2    No Conflicts.
The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Purchaser of this Agreement in accordance with its terms will not:
(a)    violate the certificate of incorporation or by-laws of Purchaser;
(b)    require Purchaser to obtain any material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court;
(c)    violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material Contract to which Purchaser is a party or by or to which each of Purchaser or any of its properties is or may be bound or subject; or

(d)    violate any Law to which Purchaser is subject.
3.3    Litigation.
There are no Claims pending or, to the knowledge of Purchaser, threatened against Purchaser, before any Governmental Body that would prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.
3.4    Availability of Funds and Stock.
Purchaser has, and on the Closing Date will have, cash available and committed to the transactions contemplated herein that is sufficient to enable Purchaser to consummate such transactions in accordance with its obligations under this Agreement. Purchaser will have sufficient authorized shares of common stock available to issue the Stock Consideration on the Closing Date and as of the Closing Date will have taken all corporate action necessary for the issuance of the Stock Consideration.
4.    Covenants and Agreements.
4.1    Conduct of Business.
Except (i) as expressly provided in this Agreement or on Schedule 4.1(b), or (ii) to the extent that the following is inconsistent with Seller’s duties and obligations as a debtor in the Bankruptcy Case or with orders issued by the Bankruptcy Court, or (iii) as otherwise agreed to in writing by Purchaser, Seller agrees that, from the date hereof until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 hereof:
(a)    Seller shall operate the Business in the Ordinary Course of Business and preserve intact the Business, keep available the service of its officers and employees and preserve its relationships with customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, employees and others having business dealing with the Business.
(b)    except (i) as expressly permitted or required by this Agreement or on Schedule 4.1(b) or (ii) as otherwise agreed to in writing by Purchaser, or (iii) to the extent that the following is inconsistent with Seller’s duties and obligations as a debtor in the Bankruptcy Case or with orders issued by the Bankruptcy Court, Seller shall not, directly or indirectly:
(i)    sell (including by sale-leaseback), lease, transfer, convey, license, mortgage or otherwise dispose of, encumber, subject to any Encumbrance (other than Permitted Encumbrances) or waive any rights with respect to, any of the Assets or any interests therein, except in the Ordinary Course of the Business;
(ii)    with respect to the Business, change the method of accounting or any accounting principle, method, estimate or practice, except in the Ordinary Course of the Business or as may be required by GAAP or any other applicable Law;
(iii)    fail to maintain in full force and effect insurance covering the Assets;
(iv)    incur or permit the incurrence of any Liability that would constitute an Assumed Liability, except in the Ordinary Course of Business;
(v)    sell or otherwise dispose of Inventory in a manner inconsistent with the Ordinary Course of Business;
(vi)    cancel, terminate or amend any Real Property Lease or any Contract;
(vii)    acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof;
(viii)    enter into any joint ventures, strategic partnerships or alliances;
(ix)    enter into any Contract other than in the Ordinary Course of Business;
(x)    enter into any Contract the effect of which would be to grant to a third party any license to use any Intellectual Property for a period extending beyond the Closing Date other than in the Ordinary Course of Business;
(xi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, including any plan of reorganization in the Bankruptcy Case that affects or otherwise disposes of the Assets;
(xii)    sell, lease, transfer, encumber, or otherwise dispose of any Intellectual Property Assets other than in the Ordinary Course of Business;
(xiii)    bill or collect Accounts Receivable other than in the Ordinary Course of Business; or
(xiv)    agree in writing or otherwise to take any of the actions described in (i) through (xii) above;
(c)    Upon any of the individuals identified in the definition of “Knowledge of Seller” receiving written notice from any employee of Seller indicating such employee’s intention to resign or terminate employment, Seller shall promptly inform Purchaser of such employee’s intention to resign or terminate.

4.2    Expenses; Break-Up Fee.
(a)    Subject to the entry of the Bid Procedures Order, but without further order of the Bankruptcy Court, if this Agreement is terminated pursuant to Sections 7.1(b), 7.1(c), 7.1(e), 7.1(f), and/or 7.1(i) then Seller shall pay in cash to Purchaser, within five (5) Business Days of such termination, an amount equal to the reasonable and documented costs, fees and expenses incurred by Purchaser and its Affiliates (including fees and expenses of legal, accounting and financial advisors) in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement Amount”) by wire transfer of immediately available funds to the account specified by Purchaser to Seller in writing; provided, however, in no event shall the Expense Reimbursement Amount exceed $125,000. Except for the Expense Reimbursement Amount and any expenses that Purchaser or Seller may be required to reimburse to the other pursuant to the provisions of Section 8.15 below, Purchaser and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby.
(b)    Subject to entry of the Bid Procedures Order, but without further order of the Bankruptcy Court, if the Seller consummates an Alternative Transaction, then, so long as Purchaser is not then (or, if this Agreement was earlier terminated, was not) in material default of its obligations hereunder, Seller shall pay in cash to Purchaser, concurrently with the consummation of such Alternative Transaction, a break-up fee in the amount of $560,000 (the “Break-Up Fee”), by wire transfer of immediately available funds to the account specified by Purchaser to Seller in writing; provided, that, for greater certainty, the Break-Up Fee shall be payable out of (and only out of) the proceeds of an Alternative Transaction.
(c)    In the event that any Person (including any purchaser of Seller’s assets, lender or otherwise but excluding Purchaser or Seller) uses, or will make use of, the work performed by BDO in BDO’s review of the Quarterly Financial Statements, then, so long as Purchaser is not then (or, if this Agreement was earlier terminated, was not) in material default of its obligations hereunder, if Seller consummates an Alternative Transaction, Seller shall pay in cash to Purchaser, concurrently with the consummation of such Alternative Transaction, an amount equal to 50% of the BDO Fees (the “BDO Fee Reimbursement”), by wire transfer of immediately available funds to the account specified by Purchaser to Seller in writing.
(d)    The obligations of Sellers to pay the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-Up Fee as provided herein shall be entitled to administrative expense status with priority over any and all administrative expenses of the kind specified in Sections 503(b)(1) and 507(a) of the Bankruptcy Code in the Bankruptcy Case and senior to all other superpriority administrative expenses in the Bankruptcy Case; provided, however, for the avoidance of all doubt, Purchaser acknowledges and agrees that Seller’s obligations to Purchaser with respect to payment of the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-up Fee pursuant to this Agreement shall at all times be pari passu with the rights afforded by the carve out in the DIP Order.

(e)    Sellers agree and acknowledge that Purchaser’s due diligence, efforts, negotiation and execution of this Agreement have involved substantial investment of management time and have required, and continue to require significant commitment of financial, legal and other resources by Purchaser and that such due diligence, efforts, negotiation and execution has provided, and continues to provide, value to Seller. Seller agrees and acknowledges that (a) the approval of the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-Up Fee is an integral part of the Acquisition, (b) in the absence of Seller’s obligation to pay the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-Up Fee on the terms and conditions provided herein, Purchaser would not have entered into this Agreement, (c) the entry of Purchaser into this Agreement is necessary for preservation of the estate of Seller and is beneficial to Seller, and (d) the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-Up Fee are reasonable in relation to Purchaser’s efforts and to the magnitude of the Acquisition.
4.3    Access to Information.
From the date hereof until the earlier of (x) the Closing and (y) any termination of this Agreement pursuant to Section 7.1, upon reasonable notice, Seller shall, and shall cause each of its officers, directors, employees, auditors and agents to (i) afford the officers, employees and representatives of Purchaser reasonable access, during normal business hours, to the offices, plants, warehouses, properties, Contracts, Tax Returns, books and records of Seller and the employees of Seller set forth on Schedule 4.3(1), and (ii) furnish to the officers, employees and representatives of Purchaser such additional financial and operating data and other information regarding the operations of Seller as are then in existence and as Purchaser may from time to time reasonably request; provided, however, that such investigations shall not (i) unreasonably interfere with the operations of Seller or any of their Affiliates or (ii) include any rights to perform or conduct any Phase II environmental or other physically destructive testing or investigations without the prior written consent of Seller (which consent Seller shall have the right to withhold or condition in its sole and absolute discretion). All information provided pursuant to this Section 4.3 shall be governed by the terms of the confidentiality agreement in place between Seller and Purchaser and all discussions by Purchaser or its representatives with any employees of Seller shall be coordinated only through Seller’s senior management and such senior management having the right but not the obligation to participate in or monitor such discussions; provided, however, Purchaser and its representatives shall have the right to meet privately with any employees and other independent contractors of Seller set forth on Schedule 4.3(2) without Seller’s senior management or other representatives participating in such meetings to the extent the substance of such meetings will be limited to discussions of and negotiations about such individual’s future employment, professional goals, role in the future of the Business and future developments of the Business.
4.4    Regulatory and Other Authorizations; Consents.
(a)    Each of the parties hereto shall cooperate and use its commercially reasonable efforts (which reasonable efforts expressly exclude, except to the extent provided for in the DIP Budget, any obligation on Seller’s part to pay any fee or other amount to any third party for its consent, waiver, authorization or the like) to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and to continue the conduct of the Business by Purchaser following Closing, (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement, to the extent that the need for the same is not obviated by the entry of the Sale Order, the consummation of the transactions contemplated hereby, and the conduct of the Business by Purchaser following Closing and (iii) promptly make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby and the conduct of the Business by Purchaser following Closing, including applicable securities Law, and the rules and regulations of any stock exchange on which the securities of any of the parties are listed or quoted (including the NASDAQ as to Purchaser).
(b)    The parties hereto shall cooperate and consult with each other in connection with the making of all such filings and notices, including by providing copies of all such documents to the non-filing party and its advisors a reasonable period of time prior to filing or the giving of notice to the extent practicable. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation and the transactions contemplated in this Agreement at the behest of any Governmental Body without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Each party shall promptly inform the others of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. To the extent practicable, no party to this Agreement shall agree to participate in any meeting with any Governmental Body in respect of any filing with such body, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting. Notwithstanding anything to the contrary contained herein, nothing herein shall be construed to require Purchaser to provide Seller or any of its Affiliates with copies of, or approval over or any material related to any necessary or appropriate filings with any Governmental Body or self-regulatory organization other than as specifically relates to the transactions contemplated hereby.
4.5    Further Action.
Each of the parties hereto shall prepare and execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated hereby. Without limiting the foregoing, from time to time after the Closing, Seller shall execute and deliver such documents reasonably necessary to further the sale, transfer, conveyance and assignment of the Assets to Purchaser hereunder (including the Intellectual Property Assets), including, if required, a power of attorney or other instrument designating Purchaser as Seller’s successor with respect to the Assets. For the avoidance of doubt, nothing in this Section 4.5 shall be deemed to obligate either Purchaser or Seller to take any action or execute or deliver any document which would (i) cause such party to incur any significant monetary cost or expense (or, in Seller’s case, any cost or expense not provided for in the DIP Budget), (ii) impose on such party material burdens not expressly imposed on that party pursuant to the other provisions of this Agreement, or (iii) cause such party to become involved in any litigation or proceeding other than those proceedings expressly contemplated by this Agreement; provided, however, nothing in this Section 4.5 shall be construed as entitling Seller to refuse to review or respond to additional documents submitted to Seller in accordance with this provision on the basis that such review and response will entail monetary obligations to Seller’s counsel or other professionals.
4.6    Employee Matters.
(a)    From and after the date hereof, Purchaser, in its sole and absolute discretion, may: (i) in consultation and cooperation with Seller (by and through Seller’s senior management personnel), communicate with any of the Business Employees about possible employment with Purchaser after the Closing Date; and/or (ii) offer employment to any of the Business Employees as of the Closing Date. Purchaser shall make offers of employment to not less than 75% of the Business Employees for compensation and otherwise on terms and conditions at least comparable to those applicable to similarly situated employees of Purchaser. Those of the Business Employees that accept Purchaser’s offer of employment shall be terminated by Seller, and shall become employed by Purchaser or one of its Affiliates (referred to in this Agreement as “Transferred Employees”) as of the Closing Date. All employment offers are subject to the satisfactory completion by Purchaser of its customary employment interview, background checks and drug testing procedures.
(b)    To the extent that length of employment service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser and provided to the Transferred Employees (excluding any equity-related plan, program or arrangement), Purchaser shall credit the Transferred Employees under such plan, program or arrangement for service on or prior to the Closing in the manner set forth on Schedule 4.6(b).
(c)    Seller shall be responsible for any liabilities or obligations (i) arising under the WARN Act, if any, and (ii) resulting from or precipitated by layoffs, if any, in respect of employees of Seller whose employment was terminated on or prior to the Closing.
(d)    Purchaser shall assume all liability and responsibility for any health care continuation coverage (“COBRA Coverage”) required under Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA with respect to any Business Employees or former employees of Seller. Purchaser shall provide COBRA Coverage to such Business Employees and former employees on such terms and at such rates as Purchaser currently provides to its own employees and former employees.
4.7    Bankruptcy Court Approvals.
On the Petition Date, Seller shall file a motion (the “Sale Motion”) seeking entry of an order of the Bankruptcy Court approving the sale of the Assets to Purchaser pursuant to the terms of this Agreement (the “Sale Order”), which Sale Order Seller shall use commercially reasonable efforts to obtain. The Sale Order shall be substantially in the form and content attached as Exhibit A hereto. Seller shall file a motion (the “Procedures Motion”) seeking entry of an order of the Bankruptcy Court (the “Bid Procedures Order”) which establishes and approves, among other things, the competitive bidding process and bidding protections (including, without limitation, Purchaser’s right to receive the BDO Fee Reimbursement, the Expense Reimbursement Amount and the Break-Up Fee), as well as the noticing procedures with respect to the assumption and assignment of the Assumed Contract and the Assumed Leases. Seller shall use commercially reasonable efforts to obtain the Bid Procedures Order. The Bid Procedures Order shall be substantially in the form and content attached as Exhibit B hereto. Seller shall conduct the sale process relating to the Assets in accordance with the rights and authority granted to Seller in the Bid Procedures Order. Purchaser shall cooperate in all reasonable respects in Seller’s efforts to obtain the Bid Procedures Order and Sale Order and shall provide information demonstrating adequate assurance of future performance under Section 365 of the Bankruptcy Code with respect to each Assumed Contract.
4.8    Books and Records; Access to Personnel.
Purchaser agrees that it shall preserve and keep all books and records in respect of the operations of the Business acquired from Seller hereunder and in Purchaser’s possession for a period of at least seven (7) years from the Closing Date in a manner consistent in all material respects with Purchaser’s document retention and destruction policies. At any time during such seven-year period, representatives of Seller shall, upon reasonable notice, have reasonable access thereto during normal business hours to examine, inspect and copy such books and records for the purposes of preparing Tax Returns; provided, however, that, for avoidance of doubt, the foregoing shall not require Purchaser to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be disruptive to its normal business operations. During the pendency of the Bankruptcy Case, Purchaser shall also make available to Seller and its representatives (to the extent in Purchaser’s or an Affiliate’s employ and to the extent that the same does not unreasonably interfere with Purchase operation of the Business) access at reasonable times to those individuals listed on Schedule 4.8 to this Agreement for reasonable consultation in connection with matters relating to administration and wind down of the Bankruptcy Case.

4.9    Tax Matters.
(a)    Sales, Use and Other Transfer Taxes. Purchaser and Seller shall share responsibility, on a 50%/50% basis, for any and all excise, sales, value added, use, registration, stamp, franchise, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively “Transfer Taxes”); provided, however, Purchaser hereby expressly acknowledges and agrees that Seller’s liability for its portion of the Transfer Taxes will not exceed $65,000.00 and that Purchaser will bear and pay 100% of any amounts by which the aggregate Transfer Taxes exceed $130,000.00. The parties hereto agree to cooperate in the filing of all necessary documentation and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedure.
(b)    Cooperation. The Parties shall cooperate in all reasonable respects with each other and with each other’s respective representatives, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Assets and Assumed Liabilities that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include, but not be limited to, making available any ongoing employees, if any, for the purpose of providing testimony and advice, or original documents, or any of the foregoing.
4.10    “AS IS” Transaction.
(a)    Purchaser hereby acknowledges and agrees that Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets that will survive or continue beyond the Closing (including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any personal property comprising a part of the Assets or which is the subject of any Assumed Contract to be assumed by Purchaser at the Closing, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Real Property Lease to be assumed by Purchaser at the Closing or any other real property or improvements comprising a part of the Assets, the zoning of any such real property or improvements, the value of the Assets (or any portion thereof), the transferability of Assets, the terms, amount, validity, collectability or enforceability of any assumed liabilities or Assumed Lease or other Assumed Contract, the title of the Assets (or any portion thereof), the merchantability or fitness of the Fixed Assets or Equipment or other tangible personal property included among the Assets or any other portion of the Assets for any particular purpose, or any other matter or thing relating to the Assets or any portion thereof). Without in any way limiting the foregoing, except for the representations and warranties provided herein, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions the Assets and all such other matters relating to or affecting the Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, Purchaser is doing so based solely upon such independent inspections and investigations. Purchaser acknowledges that the Assets will be transferred at the Closing on an “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” basis.
(b)    Seller hereby acknowledges and agrees that Purchaser makes no representations or warranties whatsoever, express or implied, with respect to any matter contained herein or the transaction contemplated hereby other than the representations and warranties of Purchaser contained herein, which shall not survive or continue beyond the Closing. Without in any way limiting the foregoing, except for the representations and warranties of Purchaser provided herein, Purchaser hereby disclaims any other representations or warranties.
4.11    Press Releases and Public Announcements.
Neither Purchaser, on the one hand, nor Seller, on the other hand, shall issue any press release or make any public disclosure, either written or oral, concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, unless in the sole judgment of the disclosing party, disclosure is otherwise required by applicable Law, including any rules or regulations of any self-regulatory organization, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any national securities exchange or market on which Purchaser or Seller lists securities (including NASDAQ as to Purchaser); provided that the party intending to make such disclosure shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof.
4.12    Damage or Destruction.
Until the Closing, the Assets shall remain at the risk of Seller. In the event of any material damage to or destruction of any of the Assets after the date hereof and prior to the Closing (in any such case, a “Damage or Destruction Loss”) Seller shall give notice thereof to Purchaser promptly thereafter. If any such Damage or Destruction Loss is covered by policies of insurance and the underlying Asset is not repaired or replaced prior to Closing, all right and claim of Seller to any proceeds of insurance for such Damage or Destruction Loss shall be assigned and (if previously received by Seller and not used prior to the Closing Date to repair any damage or destruction) paid to Purchaser at Closing in accordance with Section 1.4(b). If any such Damage or Destruction Loss is not covered by policies of insurance, Purchaser shall have the right to reduce the Cash Consideration by an amount equal to (i) if such Assets are not destroyed or damaged beyond repair and are able to be repaired to substantially the same condition that existed prior to such Damage or Destruction Loss at a cost less than their replacement cost, the estimated cost to repair or restore the Assets affected by such Damage or Destruction Loss to substantially the same condition that existed immediately prior to the occurrence of such Damage or Destruction Loss, or (ii) if such Assets are destroyed or damaged beyond repair or are not able to be repaired to substantially the same condition that existed prior to such Damage or Destruction Loss at a cost less than their replacement cost, the replacement cost of the Assets. If Purchaser elects to reduce the Cash Consideration pursuant to this Section 4.12, Seller and Purchaser shall negotiate in good faith in an effort to agree upon the amount of such reduction. If the parties are unable to reach agreement within five (5) Business Days after notice of the Damage or Destruction Loss is given by Seller, then the amount of the reduction shall be determined by the Bankruptcy Court.
4.13    Non-Solicitation of Employees and Customers.
(a)    Except on behalf of Purchaser to the extent Purchaser may hereafter agree in writing, for a period of five (5) years from the Closing Date, Seller shall not for itself or for any other Person, directly or indirectly: (i) seek to provide services in connection with any Assumed Contract, propose to enter into any successor Contract to any Assumed Contract, persuade or seek to persuade any customer or any purchaser of services of the Business as conducted by Purchaser and its Affiliates after the Closing to cease to do business or to reduce the amount of business which it does with Purchaser and its Affiliates after the Closing or contemplates doing, whether or not the relationship between the Business as conducted by Purchaser and its Affiliates after the Closing and such customer was originally established in whole or in part through the efforts of a Seller.
(b)    Seller agrees that, for a period of five (5) years following the Closing Date, neither it nor its Affiliates will directly or indirectly recruit, solicit or hire any Transferred Employee, nor shall such Seller or its Affiliates encourage any Transferred Employee to terminate his or her employment or relationship with Purchaser or its Affiliates.
For the avoidance of all doubt, nothing in this Section 4.13, shall be deemed to in any way apply to or otherwise limit or restrict the activities of any officer, director, shareholder, employee, contractor, independent contractor, or other individual at any time acting for itself/themselves or on behalf of any person or entity other than Seller or its Affiliates.
4.14    Collection of Accounts Receivable.
(a)    As of the Closing Date, Seller hereby (i) authorizes Purchaser or its designee to open any and all mail addressed to any Seller relating to the Business, the Assets or the Assumed Liabilities and delivered to the offices of the Business or otherwise to Purchaser or its designee if received on or after the Closing Date and (ii) appoints Purchaser, its designee or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser or its designee after the Closing Date with respect to Included Pharma Receivables, the other Assets or accounts receivable relating to work performed by Purchaser after the Closing, as the case may be, made payable or endorsed to a Seller or a Seller’s order, for Purchaser’s or its designee’s own account. Purchaser expressly agrees that all monies, checks or negotiable instruments received by Purchaser that relate to the Non-Pharma Receivables (as defined in Section 4.14(c) below) or Excluded Assets, shall be paid over to Seller upon Purchaser’s receipt as provided in Section 4.14(b) below.
(b)    As of the Closing Date, (i) Seller agrees that any monies, checks or negotiable instruments received by Seller or any of its Subsidiaries after the Closing Date with respect to Included Pharma Receivables, the other Assets or accounts receivable relating to work performed by Purchaser after the Closing, as the case may be, shall be held in trust by Seller or such Subsidiary for Purchaser's or its designee's benefit and account, and immediately upon receipt by Seller or its Subsidiary of any such payment, Seller shall pay (or cause to be paid) over to Purchaser or its designee the amount of such payments without any right of set off or reimbursement, and (ii) Purchaser agrees that any monies, checks or negotiable instruments received by Purchaser or any of its Subsidiaries after the Closing Date with respect to Non-Pharma Receivables, the Excluded Assets, as the case may be, shall be held in trust by Purchaser or such Subsidiary for Seller's or its designee's benefit and account, and immediately upon receipt by Purchaser or its Subsidiary of any such payment, Purchaser shall pay (or cause to be paid) over to Seller or its designee the amount of such payments without any right of set off or reimbursement.
(c)    As of the Closing Date, (i) Purchaser or its designee shall have the sole authority to bill and collect Included Pharma Receivables and accounts receivable to the extent relating to work performed by Purchaser after the Closing and Seller shall not (and shall cause its Subsidiaries not to) instigate or threaten to instigate any claims or litigation in connection with such collection efforts, and (ii) Seller or its designee shall have the sole authority to bill and collect all accounts receivable (other than Included Pharma Receivables and accounts receivable to the extent relating to work performed by Purchaser after the Closing (collectively, “Non-Pharma Receivables”) after the Closing and Purchaser shall not (and shall cause its Subsidiaries not to) instigate or threaten to instigate any claims or litigation in connection with such collection efforts.
(d)    Notwithstanding anything to the contrary contained in Section 8.14 hereof, (i) any designees of Purchaser who acquire any Included Pharma Receivables hereunder shall be express third party beneficiaries of the provisions of this Section 4.14 relating to the Pharma Included Receivables, and (ii) any designees of Seller who acquire any Non-Pharma Receivables shall be express third party beneficiaries of the provisions of this Section 4.14 relating to the Non-Pharma Receivables
4.15    Removal of Excluded Assets.
As promptly as practicable following the Closing Date (and in any event within ten (10) Business Days following Closing Date), Seller shall remove at their expense all of the Excluded Assets that are located at real property subject to an Assumed Real Property Lease. Seller shall, in connection with such removal, exercise commercially reasonable efforts to avoid damage to any of the Assets, and to the extent any of the Assets are damaged in connection with such removal, Seller shall promptly repair such damage at Seller’s sole cost and expense.

4.16    Further Assignment of Contracts.
Following the Closing, in the event that Purchaser identifies any Contract that it desires to be assumed and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code (the “Post-Closing Contracts”), Seller agrees to cooperate in all reasonable respects in effecting the assumption of such Contract and its assignment to Purchaser pursuant to section 365 of the Bankruptcy Code, including filing any necessary motions and serving any necessary notices; provided, however, for the avoidance of doubt, Purchaser hereby acknowledges that nothing in this Section 4.16 shall be deemed to limit or affect Seller’s right post-Closing to convert, dismiss or otherwise close the Bankruptcy Case.. Purchaser and Seller shall each pay 50% of the amount required to cure such Post-Closing Contracts up to the amount remaining in the Overall Cure Cap. In the event such cure costs exceed the Overall Cure Cap, Purchaser shall be responsible for such excess amounts; provided, however, that in the event Purchaser, Seller, and the counterparty to a Post-Closing Contract are unable to reach an agreement as to cure amount, or if the Bankruptcy Court adjudicates a dispute over a cure amount in an amount unacceptable to Purchaser, Purchaser shall have the right to not take assignment of such Post-Closing Contract and shall not be responsible for any cure amount.
5.    Conditions Precedent to the Obligation of Purchaser.
The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by Law) may be waived by Purchaser:
5.1    Representations and Warranties; Covenants.
(a)    The representations and warranties of Seller set forth herein shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    The covenants and agreements contained in this Agreement to be performed or complied with by Seller at or before the Closing shall have been duly performed and complied with in all material respects.
(c)    Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 5.1(a) and 5.1(b) have been satisfied.

5.2    Secretary’s Certificate
Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying (a) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (b) the names and signatures of the officers of Seller authorized to sign this Agreement, such other agreements and the other documents to be delivered hereunder and thereunder.
5.3    No Order.
No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which are not satisfied or resolved or preempted by the Sale Order.
5.4    Bankruptcy Filing.
Seller shall be operating the Business and managing their property as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Case shall not have been dismissed or converted to Chapter 7 of the Bankruptcy Code and no trustee or examiner with expanded powers shall have been appointed.
5.5    Bid Procedures and Sale Orders.
The Bankruptcy Court shall have entered both the Bid Procedures Order and the Sale Order in each case, in substantially the form and substance attached hereto, and neither the Bid Procedures Order nor the Sale Order shall have been vacated, reversed or stayed.
5.6    Closing Documents.
Seller shall have delivered the documents required to be delivered to Purchaser pursuant to Section 1.6 on the Closing Date.
5.7    Material Adverse Effect.
From and after the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events (which have not occurred as of the Effective Date) have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

5.8    Fundamental Contracts.
All Fundamental Contacts shall be duly assigned to Purchaser at Closing such that Purchaser will have substantially the same rights and obligations under such Fundamental Contracts as Seller did immediately before Seller’s commencement of the Bankruptcy Case and Purchaser shall have all rights under the ALCHEMIST Program as Seller did immediately before Seller’s commencement of the Bankruptcy Case. For the avoidance of doubt, the condition set forth in this Section 5.8 shall not apply to any Fundamental Contract which Seller is unable to assume and assign to Purchaser because adequate assurance of future performance by Purchaser thereof has not been demonstrated to the Bankruptcy Court’s satisfaction, and in such circumstances, such Fundamental Contract shall conclusively and permanently be deemed an Excluded Asset and the parties shall proceed as though such Contract had never been included among the Assets.
5.9    Stock Consideration Registration; Representation Letter.
(a)    SWK shall have delivered written instructions to Purchaser, in a form reasonably satisfactory to Purchaser, setting forth an allocation of the Stock Consideration among SWK, Swiftcurrent LP and Swiftcurrent Master, which instructions, for greater certainty, shall set forth, in whole numbers without fractionalization, the number of shares of common stock of Purchaser, par value $0.0001 per share, to issue and deliver to SWK, Swiftcurrent LP and Swiftcurrent Master, respectively (the “Stock Registration Instructions”).
(b)    Purchaser shall have received duly executed representations letter from SWK, Swiftcurrent LP and Swiftcurrent Master, substantially in the form attached hereto as Exhibit C.
5.10    BDO Consent.
(a)    BDO shall have consented in writing to Purchaser’s use of Seller’s historical audited financial statements in Purchaser’s filings with the SEC; provided that the commentary that may accompany such audited financial statements and any pro-forma financial statements included in Purchaser’s filing with the SEC is the following language:
“The pro-forma numbers above are derived from the historical numbers of the purchaser and seller. Over time the operations of the sellers will be integrated into the operations of the purchaser. This integration may change how certain tests are coded and submitted to payers (including Medicare) and, consequently, may result in differences in the future in the manner in which revenues and bad debt expenses are recorded when compared with the historical methods of the acquiree. At the current time the CGI does not have enough information to prepare a reliable estimate of any possible changes.”
(b)    Seller shall have provided Purchaser with financial statements for the second quarter of 2015 reviewed by BDO and otherwise prepared in a manner consistent with Regulation S-X under the Exchange Act (the “Quarterly Financial Statements”).
Any waiver of a condition set forth in this Section 5 shall be effective only if such waiver is stated in writing and signed by Purchaser.
6.    Conditions Precedent to the Obligation of Seller to Close.
The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by Law) may be waived by Seller:
6.1    Representations and Warranties; Covenants.
(a)    The representations and warranties of Purchaser set forth herein shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    The covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or before the Closing shall have been duly performed and complied with in all material respects.
(c)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.1(a) and 6.1(b) have been satisfied.
6.2    Secretary’s Certificate.
Seller shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying (a) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (b) the names and signatures of the officers of Seller authorized to sign this Agreement, such other agreements and the other documents to be delivered hereunder and thereunder.
6.3    No Order.
No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary,

preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which are not satisfied or resolved or preempted by the Sale Order.
6.4    Bid Procedures and Sale Orders.
The Bankruptcy Court shall have entered both the Bid Procedures Order and Sale Order, and the Sale Order shall not have been vacated, reversed or stayed.
6.5    Closing Documents.
Purchaser shall have delivered the documents and payments required to be delivered by it to Seller pursuant to Section 1.7, in each case on the Closing Date.
6.6    Damage or Destruction Loss
The total Purchase Price shall not have been reduced in accordance with Section 4.12 by an amount greater than $1,400,000.
Any waiver of a condition set forth in this Section 6 shall be effective only if such waiver is stated in writing and signed by Seller.
7.    Termination of Agreement.
7.1    Termination Prior to Closing.
Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time before the Closing as follows:
(a)    by the mutual written consent of Seller and Purchaser;
(b)    by either Seller or Purchaser if (i) the Sale Motion and Procedures Motion have not been filed within one (1) day following the Effective Date, (ii) the Bid Procedures Order has not been entered in the Bankruptcy Case by the date which is twenty (20) days following commencement of the Bankruptcy Case, (iii) the Sale Order has not been entered in the Bankruptcy Case by the date which is fifty-three (53) days following commencement of the Bankruptcy Case, or (iv) the Closing shall not have occurred by the date which is sixty (60) days following commencement of the Bankruptcy Case; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(c)    by Purchaser, if (x) any of the representations and warranties of any Seller contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by any Seller of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 5.1 and (ii) which is not curable or, if curable, is not cured within ten (10) calendar days after written notice thereof is delivered by Purchaser to Seller; provided, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(c) if Purchaser is in material breach of this Agreement; or
(d)    by Seller, if (x) any of the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by Purchaser of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6 and (ii) which is not curable or, if curable, is not cured within ten (10) calendar days after written notice thereof is delivered by Seller to Purchaser; provided, that Seller may not terminate this Agreement pursuant to this Section 7.1(d) if Seller is in material breach of this Agreement; or
(e)    by Purchaser (provided that Purchaser is not then in material breach of any provision of this Agreement), if (x) the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code or a Chapter 11 trustee is appointed for Seller, (y) the Bid Procedures Order or the Sale Order are entered in forms not acceptable to Purchaser, or (z) Seller has not complied with the Bid Procedures Order or the Sale Order;
(f)    upon the consummation of any Alternative Transaction;
(g)    [INTENTIONALLY DELETED];
(h)    by either Purchaser or Seller in the event that Purchaser and Seller are unable to agree in writing upon the form and substance of all Schedules and Exhibits hereto at or before 5:00 p.m., Eastern Time, on August 17, 2015; and in the event that Purchaser and Seller are not able to so agree the Escrow Holder shall return the Initial Deposit (together with all interest accrued thereon) to Purchaser notwithstanding any other provision of this Agreement. It is acknowledged and agreed that each of Purchaser and Seller may withhold its agreement to the Schedules and Exhibits in accordance with this Section 7.1(h) in its sole discretion without providing any reason therefor;
(i)    by either Purchaser or Seller in the event that the total Cure Costs payable with respect to the assumption and assignment of the Assumed Leases and Assumed Contracts at the Closing exceeds $300,000.00 (the “Overall Cure Cap”); provided, however, (i) any Purchaser Exclusive Costs shall not be taken into account for purposes of determining whether the Overall Cure Cap has been exceeded, and (ii) neither Purchaser nor Seller shall have the right to terminate this Agreement pursuant to this Section 7.1(i) in the event that the other party hereto agrees in writing to bear the amount of such excess itself and proceeds to pay the amount of such excess at Closing; or
(j)    by Seller, if the condition set forth in Section 6.6 is not satisfied as of the Closing Date.

7.2    Effect of Termination.
The Break-Up Fee and the Expense Reimbursement Amount are in the nature of liquidated damages and shall constitute the sole and exclusive remedy of Purchaser in the event of termination hereunder and each shall be paid in accordance with Section 4.2.
8.    Miscellaneous.
8.1    Definitions.
(a)    As used in this Agreement, the following terms have the following meanings:
“Accounts Receivable” means accounts receivable and all trade receivables of Seller to the extent relating to the Business, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits.
“Acquisition” has the meaning ascribed thereto in the recitals to this Agreement.
“Additional Deposit” has the meaning ascribed thereto in Section 1.4(b).
“ALCHEMIST Program” means the Adjuvant Lung Cancer Enrichment Marker Identification and Sequencing Trials.
“Alternative Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of the Assets (or substantially all of the Assets) to any entity other than Purchaser or its affiliates, whether pursuant to section 363 of the Bankruptcy Code or as part of a chapter 11 or chapter 7 plan.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Assets” has the meaning ascribed thereto in Section 1.1.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit D hereto to be executed by Purchaser and Seller on the Closing Date.
“Assumed Contracts” has the meaning ascribed thereto in Section 1.1(b).
“Assumed Leases” has the meaning ascribed thereto in Section 1.1(a).

“Assumed Liabilities” has the meaning ascribed thereto in Section 1.3.
“Bankruptcy Case” has the meaning ascribed thereto in the recitals to this Agreement.
“Bankruptcy Code” has the meaning ascribed thereto in the recitals to this Agreement.
“Bankruptcy Court” has the meaning ascribed thereto in the recitals to this Agreement.
“BDO Fees” has the meaning ascribed thereto in Section 1.4(b).
“BDO Fee Reimbursement” has the meaning ascribed thereto in Section 4.2(c).
“Benefit Plan” means any pension, retirement, savings, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, incentive, severance pay, medical, dental, health, welfare, disability, life, death benefit, group insurance, bonus, vacation pay, sick pay, post-retirement medical or life or other employee benefit plan, program, agreement, policy or arrangement (including, without limitation, each “pension plan” as defined in Section 3(2) of ERISA, any “welfare plan” as defined in Section 3(1) of ERISA and any “multiemployer plan” as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Seller or their Subsidiaries (or to which any Seller or its Subsidiaries are party) for the benefit of, or with, Business Employees.
“Bid Procedures Order” has the meaning ascribed thereto in Section 4.7.
“Bill of Sale” means Bills of Sale substantially in the form of Exhibit E hereto to be executed by Seller on the Closing Date.
“Books and Records” means all files, documents, instruments, papers, books and records, including (i) all files, filings, reviews, audits, documents, instruments, papers, books and records with or relating to any regulatory matters including with any Governmental Body or other self-regulatory organization; (ii) Tax books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) to the extent relating to the Business or the other Assets; and (iii) Contracts, customer lists, customer information and account records, computer files, data processing records, payroll, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers and other data, but “Books and Records” shall not include any of the foregoing to the extent the transfer of the same (A) would violate any Person’s privacy rights or (B) are subject to any attorney-client, work product or similar privilege with respect to work performed in anticipation of or in connection with the preparation or administration of the Bankruptcy Case.
“Break-Up Fee” has the meaning ascribed thereto in Section 4.2(c).
“Business” has the meaning ascribed thereto in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in New York, New York are authorized or obligated to close.
“Business Employees” means Seller’s current employees employed in connection with, or rendering services to, the Business, wherever located.
“Cash Consideration” has the meaning ascribed thereto in Section 1.4(a).
“Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, demand, charge, complaint, grievance, arbitration, indictment, or grand jury subpoena, including a “claim” as such term is defined in section 101(5) of the Bankruptcy Code.
“CLIA” means the Clinical Laboratory Improvement Amendments.
“Closing” has the meaning ascribed thereto in Section 1.5.
“Closing Date” has the meaning ascribed thereto in Section 1.5.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as described in Section 4980B of the Code, sections 601 et seq. of ERISA, each as amended, and the regulations promulgated thereunder.
“COBRA Coverage” has the meaning ascribed thereto in Section 4.6(d).
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company Products” means the services and products of the Business.
“Competing Bid” has the meaning ascribed thereto in Section 4.13.
“Contract” means any written or oral agreement, arrangement, understanding, lease, license, sublicense, or instrument or other contractual or similar arrangement or commitment.
“Contract Retention Period” has the meaning ascribed thereto in Section 1.8.
“Cure Costs” means the cure, compensation and restatement, costs and expenses of or relating to the assumption and assignment of the Assumed Contracts (including, without limitation, Assumed Leases) included in the Assets assumed and assigned to Purchaser hereunder pursuant to Section 365 of the Bankruptcy Code.
“Deposit” has the meaning ascribed thereto in Section 1.4(b).
“DIP Budget” means the budget governing the Seller’s postpetition financing during any relevant period, approved under the procedures provided for in the DIP Order.

“DIP Order” means an order of the Bankruptcy Court, entered on either an interim or final basis, approving postpetition financing for the Seller in connection with the Bankruptcy Case.
“EMEA” means the European Medicines Agency.
“Encumbrances” means all Liens, claims, conditional sales agreements, rights of first refusal, rights of first offer or rights of first negotiation or options.
“Equipment” means all machinery, rolling stock, equipment, computer equipment (including servers), software, software systems, databases and database systems used in connection with the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow” has the meaning ascribed thereto in Section 1.4(b).
“Escrow Holder” has the meaning ascribed thereto in Section 1.4(b).
“Exchange Act” has the meaning ascribed thereto in Section 2.2(b).
“Excluded Assets” has the meaning ascribed thereto in Section 1.2.
“Excluded Liabilities” has the meaning ascribed thereto in Section 1.3(b).
“Expense Reimbursement Amount” has the meaning ascribed thereto in Section 4.2(b).
“FDA” means the U.S. Food and Drug Administration.
“Fixed Assets” means all furniture, furnishings, fixtures, trade fixtures, racks, pallets, displays and office equipment used in connection with the Business located in any premises that are held or operated pursuant to the Assumed Leases assumed and assigned at the Closing.
“Fundamental Contracts” means any Contracts between Seller, on the one hand, and Pfizer Inc., Glaxosmithkline Biologicals S.A., Leidos Biomedical Research, Inc., Abbott Molecular Inc. or any of their Affiliates, on the other hand.
“GAAP” means United States generally accepted accounting principles, as applied by Seller on a consistent basis during the periods involved in accordance with Seller’s historical practices.
“Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.
“Initial Deposit” has the meaning ascribed thereto in Section 1.4(b).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however, arising, pursuant to any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) patents (including design patents) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade names, brand names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, (iii) copyrights (including software) and registrations thereof, (iv) inventions (whether or not patentable), processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, domain names, discoveries and confidential business information, (v) intellectual property rights similar to any of the foregoing, (vi) computer software (including source code and object code versions), web site and domain names, (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media), including, without limitation, those items and assets described in categories (i) through (vii) above, (viii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, (ix) all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, assignments of intellectual property, non-disclosure and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property and (x) all rights to any Claims of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.
“Intellectual Property Assignments” means the instrument or instruments (in form and content reasonably satisfactory to Purchaser and Seller) pursuant to which Seller will assign to Purchaser all of Seller’s right, title and interest, domestic and foreign, state, federal and common law, in and to the Intellectual Property, including the instruments in substantially the forms attached hereto as Exhibit F.
“Inventory” means all goods, products, and supplies sold or used in the sale of any goods or products and all other inventory owned and held by Seller, in each case to the extent relating to or used in connection with the Business, wherever located, and whether on hand, on order, in transit of the Business.

“Knowledge of Seller” means and refers to only the actual current knowledge, as of the Effective Date, of Thomas Bologna, Kevin Harris, Alan Cheeks, Eric Chan, Lisa Henderson, and the Head of Sales of Seller.
“Law” means any U.S. federal, state or local, and any foreign national, state or local, law, statute, common law, ordinance, code, treaty, rule, regulation, order, ordinance, Permit, license, writ, injunction, directive, determination, judgment or decree or other requirement of any Governmental Body or arbitrator.
“Leased Real Property” has the meaning ascribed thereto in Section 2.10(a).
“Liabilities” means any direct or indirect, primary or secondary, liability, Claims, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense) of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate matured or unmatured, or otherwise. Without limiting the foregoing in any manner, the term “Liabilities” includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
“Lien” means any security interest, mortgage, pledge, lien, encumbrance, right, hypothecation, option, charge or claim of any nature whatsoever.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, unless in each case of (a), (b) or (c) the same is cured by Seller prior to any termination hereof in accordance with Section VII hereof, provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Business; (ii) the taking of any action required or permitted by this Agreement; (iii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (iv) the breach of this Agreement or any agreement or document contemplated herein by Purchaser, (v) the taking of any action with the written approval of Purchaser, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (ix) any event expressly described in reasonable detail in the Seller Disclosure Schedule hereafter mutually agreed upon in writing by Purchaser and Seller or (x) any adverse effect or change in or on the Business or the Assets as a consequence of the initiation of the Bankruptcy Case or any actions taken in the Bankruptcy Case in furtherance of the transactions contemplated herein; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (vi), (vii) or (viii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
“MHRA” means the Medicines and Healthcare products Regulatory Agency.
“Order” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice during the ninety (90) day period immediately preceding the date of this Agreement.
“Petition Date” has the meaning ascribed thereto in the recitals to this Agreement.
“Permits” has the meaning ascribed thereto in Section 1.1(k).
“Permitted Encumbrance” means (a) Liens for Taxes and assessments not yet payable, (b) inchoate mechanics’ Liens for work in progress, (c) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens arising in the Ordinary Course of Business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings, (d) Liens that will be released at or prior to Closing, including any such landlord’s liens, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (f) easements, covenants, rights-of-way and other similar restrictions of record.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, joint-stock company, trust, Governmental Body or other entity.
“Post-Closing Contracts” has the meaning ascribed thereto in Section 4.16.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Prepaid Expenses” means all credits, prepaid expenses (including unamortized advertising expenses), deferred charges, advance payments, security deposits, and prepaid items (including in respect of Taxes) of Seller arising in connection with the Business, in each case which are paid or prepaid by Seller on or prior to the Closing Date and that correspond to, or are to be amortized during, a period after the Closing Date.
“Purchaser” means Cancer Genetics, Inc., a Delaware corporation.
“Purchaser Exclusive Cures” has the meaning ascribed thereto in Section 1.3(a).
“Purchase Price” has the meaning ascribed thereto in Section 1.4.
“Real Estate Assignments” means the instrument or instruments (in form and content reasonably satisfactory to Purchaser and Seller) pursuant to which Seller will assign to Purchaser all of Seller’s right, title and interest, domestic and foreign, state, federal and common law, in and to the Assumed Leases, including the instrument in substantially the form attached hereto as Exhibit G.
“Real Property Leases” has the meaning ascribed thereto in Section 2.10(a).
“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Sale Hearing” means the hearing conducted by the Bankruptcy Court on the Sale Motion for entry of the Sale Order.
“Sale Order” has the meaning ascribed thereto in Section 4.7.
“Sale Motion” has the meaning ascribed thereto in Section 4.7.
“Schedules and Exhibits” means the Seller Disclosure Schedule and all other schedules and exhibits contemplated by this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Disclosure Schedule” has the meaning ascribed thereto in Section 2.
“Securities Act” has the meaning ascribed thereto in Section 2.10.
“Security Deposits” means all security deposits (including cash) held by landlords under Assumed Leases or counterparties to any other Assumed Contract.
“Seller” means Response Genetics, Inc., a Delaware corporation.
“Seller Bylaws” means the by-laws of Seller, as amended.
“Seller Charter” means the certificate of incorporation of Seller, as amended.
“Seller Intellectual Property” has the meaning ascribed thereto in Section 2.8(a).

“Seller Registered Intellectual Property” has the meaning ascribed thereto in Section 2.8(b).
“Seller SEC Reports” has the meaning ascribed thereto in Section 2.4.
“Stock Consideration” has the meaning ascribed thereto in Section 1.4.
“Stock Registration Instructions” has the meaning ascribed thereto in Section 5.9(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, (a) a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.
“Swiftcurrent LP” has the meaning ascribed thereto in Section 1.4(c).
“Swiftcurrent Master” has the meaning ascribed thereto in Section 1.4(c).
“SWK” has the meaning ascribed thereto in Section 1.4(c).
“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any successor or transferee liability in respect of Taxes.
“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

“Third Party Intellectual Property” has the meaning ascribed thereto in Section 2.8(e).
“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.
“Transfer Taxes” has the meaning ascribed thereto in Section 4.9.
“Transferred Employees” has the meaning ascribed thereto in Section 4.6(a).
“Union” has the meaning ascribed thereto in Section 2.6(b).
“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1989 and any similar state or local law
8.2    [INTENTIONALLY DELETED]
8.3     Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    Purchaser and Seller irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).
(b)    Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
8.4    Notices.
Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person or by electronic mail, or if delivered by facsimile upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 8.4 by the party to receive such notice:

(a)    if to Purchaser, to:
Cancer Genetics, Inc.
Meadows Office Complex
201 Route 17 North, 2nd Floor
Rutherford, NJ 07070
Attention: Panna Sharma, Chief Executive Officer and President
Facsimile: +1 201-528-9201
Email Address: panna.sharma@cgix.com
with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: James A. Grayer
Facsimile: +1 212-715-8000
Email Address: jgrayer@kramerlevin.com
(b)    if to Seller, to:
Response Genetics, Inc.
1640 Marengo St. 7th Floor
Los Angeles, California 90033
Attention: Thomas A. Bologna
Facsimile: 323-224-3096
Email Address: tbologna@responsegenetics.com
with a copy to:
Pachulski Stang Ziehl & Jones
10100 Santa Monica Boulevard
13th Floor
Los Angeles, CA 90067-4003Attention: Jeffrey N. Pomerantz
Facsimile: 310.201.0760
Email Address: jpomerantz@pszjlaw.com

8.5    Entire Agreement.
This Agreement (including any exhibits or schedules hereto), that certain Mutual Non-disclosure Agreement dated May 8, 2014, between Seller and Purchaser, and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

8.6    Waivers and Amendments.
This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
8.7    Governing Law.
This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.
8.8    Binding Effect; Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties; provided that Purchaser may assign this Agreement to any Affiliate of Purchaser, provided, further that Purchaser shall not be relieved of any of its obligations under this Agreement as a result of such assignment.
8.9    Usage.
All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”
8.10    Articles and Sections.
All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.11    Interpretation.
The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party, regardless of which Party was generally responsible for the preparation of this Agreement.
8.12    Severability of Provisions.
If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
8.13    Counterparts.
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. This Agreement may be delivered by facsimile or electronic PDF format, which shall be deemed an original counterpart for all purposes.
8.14    No Third Party Beneficiaries.
No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller in respect of continued employment by Seller.
8.15    Attorneys’ Fees.
In the event that Seller or Purchaser bring an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party(ies) in that action or proceeding shall be entitled to have and recover from the non-prevailing party(ies) all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party(ies) may suffer or incur in the pursuit or defense of such action or proceeding.
8.16    No Brokerage Obligations.
Seller and Purchaser each represent and warrant to the other that such party has incurred no liability to any real estate broker or other broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. It is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Purchaser or Seller in connection with this transaction, all such claims shall be handled and paid by the Party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.
8.17    Survival.
The respective representations and warranties of Seller and Purchaser herein or in any certificates or other documents delivered prior to or at the Closing, shall automatically lapse and cease to be of any further force or effect whatsoever upon the Closing. Except for the respective covenants and agreements of Seller and Purchaser contained in Sections 1.4(b), 1.4(d), 1.8, 4.2, 4.4, 4.5, 4.6, 4.8, 4.9, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 7.2 and in this Article 8, which shall survive the Closing indefinitely to the extent the same are to be performed or apply to the period following the Closing, all other covenants and agreements of Seller and Purchaser contained in this Agreement shall automatically lapse and cease to be of any further force or effect whatsoever upon the Closing.
8.18    Non-Recourse
No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the parties to this Agreement will have any liability for any obligations or liabilities of Seller or Purchaser, as applicable, under this Agreement, or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any action or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event shall any Person be liable to another Person for any punitive damages with respect to the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
PURCHASER:
CANCER GENETICS, INC.
By:     /s/ Panna L. Sharma
    Name: Panna Sharma
Title: CEO & President
SELLER:
RESPONSE GENETICS, INC.

By:    /s/ Thomas A. Bologna
Name: Thomas A. Bologna     Title: Chairman and CEO

[Signature page to Amended and Restated Asset Purchase Agreement]